Exhibit 4.16

DESIGN SERVICE CONTRACT OF KINDERGARTEN-BASED CORE COURSE

Party A: Beijing RYB Technology Development Co., Ltd.

Unified Social Credit Code: 911101066699005887

Address: Suite 268, No. 1 Building, No. 8 Hangfeng Road, Science City, Fengtai District, Beijing

Telephone No.: 010-87675611

Contact Person and Email: FANG Xin

Party B: Beijing RYB Children Education Technology Development Co., Ltd.

Unified Social Credit Code: 91110106103016080K

Telephone No.:010-67638809

Contact Person and Email: HAN Yunzheng

WHEREAS:

A.Party A is a limited liability company duly incorporated and validly existing in the People’s Republic of China (hereinafter referred to as “China”). At the same time, Party A has professionals and relevant resources to provide core site-based course design services under this Contract.

B.Party B is a limited liability company duly incorporated and validly existing in China. At the same time, Party B and/or its subsidiaries is/are the organizing or managing party/parties of relevant kindergartens in China.

C.Now Party A has agreed to provide the core site-based course design services to Party B under this Contract, while Party B has agreed to accept the services provided by Party A.

NOW THEREFORE, both Parties have agreed to enter into this Contract on the matter of Party A providing the core site-based course design service to Party B in accordance with the Civil Code of the People’s Republic of China and relevant laws and administrative rules after free-will-based, equal and friendly discussion.

ARTICLE I THE SERVICES

1.1The Design of Kindergarten-based Core Course

Both Party A and Party B recognize each other’s educational philosophy and operational model and aim to, by way of cooperation, leverage each other’s advantages better, utilize both Parties’ resources fully, drive the preschool education reform and the sharing of high-quality preschool educational resources collaboratively, develop and design courses that both fit for preschool-aged children and are in line with the brand culture of Party B’s preschool education, and eventually provide such courses to children/students in kindergartens in China in which Party B or its subsidiaries acts/act as the organizing or managing party (including current and future kindergartens in which Party B or its subsidiaries acts/act as the organizing or managing party, hereinafter referred to as “Party B’s kindergartens”; see Appendix I for the detailed list of current Party B’sKindergartens in China). Party B shall, within the first 5 working days of each Billing Cycle (as defined below), provide an updated list of Party B’s Kindergartens as of the end date of the previous Billing Cycle (as defined below) to Party A, and undertake not to terminate any organizing or managing relationship with any Party B’s kindergartens without prior consent from Party A’s (for the avoidance of doubt, termination due to government’s policy or regulation adjustments, requirements from competent government authorities or non-Party B-related reasons shall be excepted).

1.2Course optimization

During the term of service under of this Contract, Party A shall visit Party B’s Kindergartens actively to understand Party B’s new needs on courses, collect feedback on existing courses, and optimize the existing courses from time to time.

ARTICLE II THE TERM

The term of services under this Contract shall be 15 years from the effective date of the Contract. Prior to the expiration of the term, both parties shall negotiate no later than 30 days in advance on the extension of the service period in good faith. It is also agreed by both parties that priority is given to the other Party under equal conditions to reach consensus on the services in the principle of fair market pricing.

In the course of the term, Party B shall not terminate the Contract in advance. In the event of early termination on the part of Party B, Party B shall pay Party A a liquidated damage calculated by the standard set forth as below: either Party B’s total payable amount of service fees for the past 12 months as agreed upon hereunder (average monthly fee during the performance of the Contract x12 months, where the contract has been performed less than 12 months by early termination); or RMB 4 million (whichever is higher) .

ARTICLE III SERVICE FEE AND PAYMENT

3.1Service fee: Both parties have agreed that the service fee for the first year under the Contract (i.e. from the effective date of the Contract to April 30, 2023 ) shall be as per the standard set forth as below:

3.1.1for Party B’s kindergartens, RMB 50,000 yuan/year;

3.1.2for non-RYB kindergartens developed by Party B in the future, both parties will negotiate a fee standard based on actual situation by then, but it is suggested, in principle, the fee level be no less than RMB 50,000/year for each of those kindergartens.

3.1.3The service fee under the Contract shall have an incremental increase of 3% based on the previous year level from the second year (from May 1, 2023 to April 30 2024, and so on) till the fourth year, and 2% incremental increase from the fifth year to the fifteenth year.

3.2Payment: From the effective date of the Contract, Party B shall pay the service fee to Party A every three calendar months as a billing cycle (hereinafter referred to as the “Billing Cycle”). The service fees under this Contract shall be settled and paid once within each Billing Cycle. Within 30 days after the end of a Billing Cycle, Party B shall send to Party A, in writing, a payment notice, while Party A shall confirm, in writing, within 5 days after receiving such written notice. Within 10 working days after both Parties have reached consensus on the aforesaid payment notice as well as Party B has received an invoice issued by Party A agreed upon hereunder, Party B shall pay in full the service fees for the previous Billing Cycle in a lump sum. If Party B delays payment due to Party A’s failure to issue an invoice in time, Party B shall not be held liable for any breach of contract.

3.3Details of Party A’s bank account designated for receiving service fees hereunder are specified as follows:

Beneficiary Name: [*****]

Beneficiary Bank Name: [*****]

Beneficiary Account Number: [*****]

Within the service term agreed upon hereunder, Party A shall notify Party B in writing of any changes in the designated bank account in advance.

3.4After reaching an agreement on the payment notice of service fees for the said billing cycle, Party A shall issue a legally valid VAT Special Invoice in full amount in a timely manner. Party B’s detailed invoice issuance information is as follows:

Name: [*****]

Taxpayer Identification Number: [*****]

Address & Telephone No: [*****]

Bank name: [*****]

Bank account No.: [*****]

Within the term agreed upon hereunder, Party B shall notify Party A in writing in advance of any change in relation to the invoice issuance information.

ARTICLE IV INTELLECTUAL PROPERTY

4.1The intellectual property rights of the course material formed and developed based on the services hereunder shall be owned by Party A and be protected by the Copyright Law of the People’s Republic of China and other relevant laws and regulations.

4.2Party A shall have sole and exclusive rights and interests in all rights, ownership rights, interests and intellectual property rights (including but not limited to copyrights, patents, technical secrets, trade secrets and others) arising from the performance of this contract, whether developed by Party A itself, developed by Party B based on Party A’s intellectual property rights or developed by Party A based on Party B’s intellectual property rights; Party B shall not claim any rights, ownership rights, interests and intellectual property rights against Party A.

4.3During the term of service hereunder, Party B shall be restricted to use the courses designed and developed by Party A hereunder in Party B’s Kindergartens only. Party B shall not make it available for use by any third party in any form.

ARTICLE V REPRESENTATIONS AND WARRANTIES

5.1Party A warrants that it has full rights or full authorization to sign and perform the Contract, and that its performance of obligations hereunder will not violate Party A’s obligations under any other contract.

5.2Party B warrants that it has full rights or full authorization to sign and perform the Contract, and that its performance of obligations hereunder will not violate Party B’s obligations under any other contract.

5.3In view of the value of the services provided by Party A and the sound cooperation between both parties, Party B further warrants that within the service term agreed upon hereunder, except with Party A’s prior written consent, Party B shall neither accept from any third party the same or similar services as or to that hereunder, nor enter into any similar partnership with any third party on the matters covered hereunder.

ARTICLE VI LIMITATION OF LIABILITY AND LIABILITY FOR BREACH OF CONTRACT

6.1Both Parties shall perform their respective contractual obligations in a friendly and cooperative manner, and neither Party shall unilaterally terminate this Contract unless otherwise provided by law.

6.2In the event that either Party is in default (the “Defaulting Party”), the Observant Party shall be entitled to compensation from the Defaulting Party for the Observant Party’s direct or indirect losses, while the Defaulting Party shall compensate the Observant Party for all losses, damages, liabilities, costs or expenses thus incurred.

6.3Where Party B fails to pay the service fees pursuant to this Contract , Party B must pay Party A a penalty of 3‰ (three thousandths) of the overdue payment on a daily basis.

6.4Both Parties confirm that Beijing Boshi Yingjia Technology Co., Ltd. and Shanghai Peidi Culture Communication Co., Ltd. (hereinafter collectively referred to as the “Guarantor”) agree to assume joint and several liability for the performance of Party B’s obligations to pay the service fees under Article III of the Contract, so as to ensure the realization of Party A’s creditor’s rights under Article III of this Contract. Party A shall sign a separate guarantee contract with the Guarantor.

ARTICLE VII CONFIDENTIALITY

Both Party A and Party B acknowledge that confidential information constitutes valuable trade secrets, and therefore have agreed to use each other’s confidential information only in strict compliance with the provisions set forth under this Contract. Both Parties have agreed:

7.1Both Parties shall maintain confidentiality of all confidential information and take all necessary precautions (including but not limited to measures taken by both Parties to protect their own confidential information) to prevent unauthorized use or disclosure of such confidential information.

7.2Neither Party shall provide any third party with the confidential information or any information derived therefrom. The confidentiality obligations stipulated hereunder for both Parties shall not be ended by any alteration or termination of this Contract, and shall only be released under the condition that such confidential information becomes public knowledge. Should either Party be required by laws, regulations, regulatory documents, government administrations, regulators or stock exchanges to disclose the confidential information of the other Party or to make any opinions, judgments or recommendations based on such confidential information, the other Party shall agree to relieve the disclosing Party from its confidentiality obligations hereunder to the extent of the aforesaid stipulations or requirements.

7.3Upon termination of this Contract for any reason, the Receiving Party shall either return immediately to the Disclosing Party all the confidential information thereof, or destroy all confidential information and confirm in writing to the Disclosing Party that such destruction has been completed.

ARTICLE VIII FORCE MAJEURE

8.1Where the performance the Contract is affected by either Party due to unpredictable and unavoidable natural disasters or social events, including but not limited to war, port blockade, civil unrest, as well as severe flood, earthquake, plague and other incident of force majeure as deemed by the laws or court decisions of China, both Parties shall extend the performance of this Contract to the extent of the delay caused by such event of force majeure.

8.2Where either Party fails to perform the Contract due to force majeure, it shall notify the other Party in writing without delay. In the presence of certification from relevant authorities and understanding rendered by the other party, both Parties may, through consultation and consensus, postpone the performance of this Contract or alter some terms and conditions hereunder.

ARTICLE IX NOTIFICATION

Any written notice issued by either Party to the other Party pursuant to the Contract shall be addressed to the contact person and at the address agreed upon in the first part of the Contract. Either Party shall notify the other Party of any change in relation to the above information in time. Otherwise the adverse consequences arising therefrom shall be borne by the changing party. Both Parties have agreed that written notices hereunder may be sent in the form of e-mail.

ARTICLE X ASSIGNMENT OF CONTRACT

Unless otherwise specified herein or subject to Party A’s prior written consent, Party B shall not assign its rights or obligations hereunder to any third party. In the course of the performance of the Contract, Party A shall have the right to assign its rights and obligations hereunder to a designated third party upon written notice to Party B.

ARTICLE XI SEVERABILITY OF CONTRACT

Should any provision hereunder become invalid or unenforceable by reason of its inconsistency with relevant laws, such provision shall remain invalid or unenforceable only to the extent that the said laws apply, while the validity of other provisions hereunder shall not be affected. Both parties shall endeavor, through negotiation in good faith, to revise such provisions to the extent permitted by laws and as close as possible to the original intent to make such provisions legal, valid and enforceable, and the economic effects of such revised and valid provisions shall be as close as possible to that of the said invalid, illegal or unenforceable provisions.

ARTICLE XII ALTERATION AND TERMINATION

12.1Both parties may, through discussion and upon agreement, alter the terms and conditions of the Contract, with relevant written document signed by and between both parties accordingly. The signed amendment to this Contract or the signed supplementary contract constitutes an integral part of the Contract, and shall be carry equal legal effect to this Contract.

12.2Unless otherwise provided by the law, neither Party A nor Party B shall have the right to unilaterally terminate or end the Contract.

12.3Where either Party hereto commits a material breach of its obligations stipulated hereunder, the Observant Party may issue to the Defaulting Party a written notice and require it to correct its default behavior within a reasonable period of time.

ARTICLE XIII APPLICABLE LAW AND DISPUTE RESOLUTION

13.1The Contract shall be governed by Chinese laws, which are applicable to the establishment, validity, interpretation and performance in respect of the Contract as well as the settlement of disputes thereof.

13.2Any dispute arising from the Contract or relating to the interpretation or execution of the Contract shall be resolved through friendly discussion or mediation between both Parties. If both parties fail reaching an agreement, the dispute shall then be submitted to the China International Economic and Trade Arbitration Commission for arbitration in Beijing. The then effective rules of the Committee shall be applied in the arbitration, and the arbitrator’s decision on the dispute shall be final and binding upon both Parties.

ARTICLE XIV MISCELLANEOUS

The Contract shall establish upon signature by and between both Parties and enter into force on the date of April 30, 2022. The Contract is made in duplicate, one for each party, and both copies have equal legal effect.

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Party A (Seal) : Beijing RYB Technology Development Co., Ltd.	Party B (Seal) : Beijing RYB Children Education Technology Development Co., Ltd.
Authorized Representative (Signature): /s/ SHI Yanlai	Authorized Representative (Signature): /s/ HAN Yunzheng
Telephone No.: 010-87675611	Telephone No.: 010-67638809
Signed on March 1, 2022	Signed on March 1, 2022